STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is entered into as of September 26, 2007 by and among Traffix, Inc., a Delaware corporation (“Company”), and the other parties listed on Exhibit 1 hereto (each a “Stockholder” and, collectively, the “Stockholders”) of New Motion, Inc., a Delaware corporation (the “Parent”).

PREAMBLE

A. Parent, NM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co.”), and the Company are parties to an Agreement and Plan of Merger dated of even date herewith (such Agreement and Plan of Merger, as amended from time to time, the “Merger Agreement”). Any capitalized term used but not defined herein shall have meaning ascribed to such term in the Merger Agreement.

B. The Merger Agreement provides, among other things, that Merger Co. shall merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

C. Each Stockholder owns beneficially and of record that number of shares of the Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”), opposite his or her or its name set forth on Exhibit 1 hereto (the “Initial Stockholder Shares”).

D. As a condition to the willingness of Company to enter into the Merger Agreement, and as an inducement to it to do so, each Stockholder has agreed to vote all the Initial Stockholder Shares and all other shares of Parent Common Stock acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement in accordance with its terms, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, by means of purchase, dividend, distribution or otherwise, and that are owned by such Stockholder on the record date of the meeting of Parent stockholders to approve the Merger Agreement (collectively, the “Stockholder Shares” of such Stockholder), in favor of approval and adoption of the Merger Agreement.

Therefore, the parties hereby agree as follows, intending to be legally bound:

AGREEMENT

ARTICLE I
CONSENT AND VOTING

SECTION 1.1. Voting. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Stockholder Shares. By entering into this Agreement, each Stockholder hereby consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as this Agreement is in effect and has not been terminated, each Stockholder hereby agrees (i) to vote all Stockholder Shares now or hereafter acquired by each Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) to oppose any Acquisition Proposal and to vote all Stockholder Shares now or hereafter acquired by such Stockholder against (a) any transaction arising out of or relating to an Acquisition Proposal and against any Acquisition Proposal, (b) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Parent, and (c) any amendment to the Parent’s certificate of incorporation or the Parent’s by-laws or other proposal or transaction involving the Parent or any subsidiary of the Parent, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby or change in any manner the voting rights of any class of the Parent’s capital stock. No Stockholder shall commit or agree to take any action inconsistent with the foregoing.

SECTION 1.2 Proxy. In order to fully implement the agreement of each Stockholder set forth in Section 1.1 above, each Stockholder hereby irrevocably appoints Company, with full power of substitution (Company and its substitutes being referred to herein as the “Proxy”), as the true and lawful attorney and proxy of such Stockholder to vote all Stockholder Shares of such Stockholder on matters as to which such Stockholder is entitled to vote at a meeting of the stockholders of the Parent or to which such Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy’s absolute, sole and binding discretion, on the matters specified in Section 1.1 above. Each Stockholder agrees that the Proxy may, in such Stockholder’s name and stead, (i) attend any annual or special meeting of the stockholders of the Parent and vote all Stockholder Shares of such Stockholder at any such annual or special meeting as to the matters specified in Section 1.1 above, and (ii) execute with respect to all Stockholder Shares of such Stockholder any written consent to, or dissent from, corporate action respecting any matter specified in Section 1.1 above. Such Stockholder agrees to refrain from (A) voting the Stockholder Shares of such Stockholder at any annual or special meeting of the stockholders of the Parent in any manner inconsistent with the terms of this Agreement, (B) executing any written consent in lieu of a meeting of the stockholders of the Parent in any manner inconsistent with the terms of this Agreement, (C) exercising any rights of dissent with respect to the Stockholder Shares of such Stockholder, and (D) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares of such Stockholder, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. Each Stockholder agrees that this grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters.

SECTION 1.3. Transfer. (a) Until this Agreement is terminated, each Stockholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (each, a “Transfer”) any interest in, or encumber with any Lien (as defined below), any of the Stockholder Shares of such Stockholder, (ii) enter into any contract, option, put, call, “collar” or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares of such Stockholder or any interest therein; (iii) deposit the Stockholder Shares of such Stockholder into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares of such Stockholder that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

(b) Each Stockholder agrees to place the following legend on any and all certificates evidencing the Stockholder Shares of such Stockholder:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT STOCKHOLDER AGREEMENT BY AND AMONG TRAFFIX, INC. AND CERTAIN STOCKHOLDERS. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Company that:

SECTION 2.1. Ownership. Such Stockholder is the sole, true, lawful record and beneficial owner of the Stockholder Shares of such Stockholder and that there are no restrictions on voting rights or rights of disposition pertaining to the Stockholder Shares of such Stockholder. Such Stockholder will convey good and valid title to the Stockholder Shares owned by such Stockholder being acquired pursuant to the Merger free and clear of any and all liens, restrictions, security interests or any encumbrances whatsoever, other than restrictions under applicable securities laws (collectively, “Liens”). None of the Stockholder Shares of such Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting thereof.

SECTION 2.2. Authority and Non-Contravention. (a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within such Stockholder’s power and authority, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any Lien on any assets of such Stockholder.

(b) If such Stockholder is married and the Stockholder Shares of such Stockholder constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly consented to and delivered by such Stockholder’s spouse or the person giving such approval, and is enforceable against such spouse or person in accordance with its terms.

(c) If such Stockholder is an entity, such Stockholder (i) is duly organized and validly existing under the laws of its jurisdiction of organization and (ii) has all requisite corporate, limited liability company or partnership power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

SECTION 2.3. Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

SECTION 2.4. Total Shares. The Stockholder Shares owned by such Stockholder are the only shares of Parent Common Stock beneficially owned by such Stockholder and, except as set forth in the disclosure schedule to this Agreement, such Stockholder has no option to purchase or right to subscribe for or otherwise acquire any securities of the Parent and has no other interest in or voting rights with respect to any other securities of the Parent.

SECTION 2.5. Finder’s Fees. No investment banker, broker or finder is entitled to a commission or fee from Purchaser or the Parent in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF COMPANY

Company represents and warrants to each Stockholders that:

SECTION 3.1. Corporate Power and Authority; Noncontravention. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on part of Company, (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Exchange Act), and (iii) do not and will not contravene or constitute a default under, the certificate of incorporation or by-laws of Company or any provision of applicable law or regulation or any, judgment, injunction, order, decree, material agreement or other material instrument binding on Company.

SECTION 3.2. Binding Effect. This Agreement has been duly executed and delivered by Company and is a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

ARTICLE IV
ADDITIONAL AGREEMENTS

SECTION 4.1. No Solicitation. Each Stockholder hereby covenants and agrees that: from the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms, such Stockholder shall not (and it will not permit any of its officers, directors, agents or affiliates to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by such Stockholder, the Parent or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Company) relating to any Acquisition Proposal, (ii) provide information with respect to the Parent to any person, other than Company, relating to a possible Acquisition Proposal by any person, other than Company, or (iii) enter into an agreement with any person, other than Company, relating to a possible Acquisition Proposal. Such Stockholder shall promptly advise Company orally and in writing of any proposal or inquiry made to such Stockholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making such Acquisition Proposal and the material terms of any such Acquisition Proposal or inquiry.

ARTICLE V
MISCELLANEOUS

SECTION 5.1. Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 5.2. Further Assurances. Company and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby and by the Merger Agreement.

SECTION 5.3. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and that may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.4. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Company or the Stockholders for any breach by the other party or parties of any agreement, covenant or representation hereunder.

SECTION 5.5. Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Company in accordance with Section 8.2 of the Merger Agreement and to each Stockholder at its address set forth on Exhibit 1 hereto (or at such other address as shall be specified by like notice).

SECTION 5.6. Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Effective Time.

SECTION 5.7. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, other than with respect to the liability of any party for breach hereof prior to such termination; provided, however, that Section 1.1 shall be suspended and shall have no force or effect following the time that Parent has made a Change in Parent Recommendation and prior to any withdrawal by Parent of its Parent Change in Recommendation.

SECTION 5.8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that a party may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and any purported assignment, delegation or transfer without such consent shall be null and void.

SECTION 5.9. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws thereof.

SECTION 5.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 5.11. Stockholder Capacity. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder Shares of such Stockholder and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer, director, partner, employee or affiliate of the Parent and no such actions shall be deemed a breach of this Agreement.

SECTION 6.12. Validity; Conflict. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. To the extent that any provision of this Agreement and the Merger Agreement conflict, the provisions of the Merger Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRAFFIX, INC.

/s/ Jeffrey Schwartz, CEO
Name: Jeffrey Schwartz
Title: Chief Executive Officer

STOCKHOLDERS:

/s/ Raymond Musci
Raymond Musci

/s/ Scott Walker
Scott Walker

/s/ Susan Swenson
Susan Swenson

/s/ Allan Legator
Allan Legator

/s/ Burton Katz
Burton Katz

STOCKHOLDERS:

/s/ Robert Ellin
Trinad Capital Master Fund, Ltd.
By: Robert Ellin
Its: Director

EXHIBIT 1

Stockholders	Stockholder Shares	Options to Acquire Shares	Warrants to Acquire Shares
Raymond Musci	435,821	0	0
Scott Walker	1,569,525	37,500	14,382
Susan Swenson	75,000	0	0
Allan Legator	0	290,548	9,152
Burton Katz	0	0	444,434
Trinad Capital Master Fund, Ltd.	1,482,500	0	0

Address for Notices:
New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, California 92606